Exhibit 10.4
Execution Copy
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 1st day of January 2008 by and between Amscan Holdings, Inc., a Delaware corporation (the “Company”), and Gerald C. Rittenberg (the “Executive”).
     WHEREAS, the Executive serves the Company as its Chief Executive Officer pursuant to an Employment Agreement dated as of June 15, 2003, as amended from time to time, (the “Prior Employment Agreement”); and
     WHEREAS, the Company and the Executive desire to set forth in this new Employment Agreement the terms and conditions under which the Executive will continue to be employed by the Company;
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Employment Period. The Company shall employ the Executive, and the Executive agrees to, and shall, serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on January 1, 2008 and ending on December 31, 2012, unless sooner terminated as set forth hereinafter (the “Employment Period”).
     2. Position and Duties.
          (a) During the Employment Period, the Executive shall be Chief Executive Officer of the Company with such duties and responsibilities as are assigned to him by the Board of Directors of the Company (the “Board”) consistent with his position as Chief Executive Officer of the Company, including, as the Board may request, without additional compensation, to serve as an officer or director of certain subsidiaries and other affiliated entities of the Company.
          (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full attention and time during normal business hours to the business and affairs of the Company and shall perform his services primarily at the Company’s headquarters, wherever the Board may from time to time designate them to be, and shall use his reasonable best efforts to carry out the responsibilities assigned to the Executive faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) serve on the board of directors of other companies, so long as the Company approves such appointments, or (iv) manage personal investments, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Company or any of its subsidiaries and affiliates and do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
     3. Compensation.
          (a) Base Salary. During the Employment Period, the Executive shall receive from the Company an annual base salary (“Annual Base Salary”) of $1,000,000, payable in regular intervals in accordance with the Company’s customary payroll practices in effect during the Employment Period; provided that such Annual Base Salary shall be increased by 5% (from the Annual Base Salary theretofore in effect) on each January 1 during the Employment Period commencing January 1, 2009 and shall be payable in accordance with the preceding sentence.
          (b) Other Compensation. In addition to the Annual Base Salary, the Executive shall be entitled to receive annual bonus compensation (the “Annual Bonus”) consistent with the Company’s bonus plan for key executives in effect from time to time. The Annual Bonus, if any, shall be paid no later than the 75th day following the end of the calendar year to which such Annual Bonus corresponds. For any year during which the Executive is employed by the Company for less than the entire calendar year (including a year in which Executive’s employment is terminated), the Annual Bonus, if any, shall be determined on a pro rata basis for the period during which the Executive was employed during such calendar year (based on the number of days in such calendar year the Executive was so employed divided by 365), as determined in good faith by the Board and payable no later than the 75th day following the end of the year to which such Annual Bonus corresponds.
          (c) Deferred Compensation. Executive shall be entitled to receive a Deferred Bonus (any full or partial payment hereunder, the “Deferred Bonus”), which shall accrue at the rate of $350,000.00 per year, accruing monthly for each calendar month of employment hereunder at the rate of $29,166.66 per month. The Deferred Bonus shall be payable on the earlier to occur of thirty (30) days following the expiration of the Employment Period hereunder, or thirty (30) days following the earlier termination of Executive’s employment as set forth in Section 5 hereinafter, except as otherwise set forth in Section 5.
          (d) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company, and shall be entitled to paid vacation, to the same extent and on the same terms and conditions as peer executives; (ii) the Company shall pay on Executive’s behalf, disability insurance premiums up to $2,000.00 per month pursuant to which policy Executive shall be entitled to designate the beneficiary; and (iii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all other welfare benefit plans, practices, policies and programs provided by the Company (including, to the extent provided, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent and on the same terms and conditions as peer executives; provided, however, that nothing in this Agreement shall impose on the Company any obligation to offer to the Executive participation in any stock, stock option, restricted stock, bonus or other incentive award, plan, practice, policy or program. The term “peer executives” means the President and Senior Vice Presidents of the Company, if such positions exist, and if such positions do not exist, the definition of the term “peer executives” shall be determined by the Board in good faith.
          (e) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable travel and other expenses incurred by the Executive in carrying out the Executive’s duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.
     4. Termination of Employment.
          (a) Death or Permanent Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Permanent Disability during the Employment Period. “Permanent Disability” means that the Executive (i) is unable to perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (iii) has been determined to be totally disabled by the Social Security Administration. A termination of the Executive’s employment by the Company for Permanent Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties in accordance with the provisions of Section 2 before such 30th day. In the event of a dispute as to whether Executive has suffered a Permanent Disability, the final determination shall be made by a licensed physician selected by the Board of Directors of the Company and acceptable to Executive in Executive’s reasonable judgment.
          (b) Other than Death or Disability. The Company may terminate the Executive’s employment at any time during the Employment Period at any time with or without Cause upon notice to the Executive.
          (c) Good Reason. The Executive may terminate his employment at any time during the Employment Period for Good Reason, upon written notice to the Company setting forth in reasonable detail the nature of such Good Reason, as set forth below. For purposes of this Agreement, “Good Reason” is defined as any one or more of the following: any attempt to relocate Executive to a work location that is more than 100 miles from the Company’s offices in Elmsford, New York; any material diminution in the nature or scope of the Executive’s responsibilities or duties as defined under this Agreement; any material breach by the Company or any affiliate of the Company of any provision of this Agreement or any other written agreement with the Executive, which breach is not cured within twenty (20) days following written notice by Executive to the Company; or any material failure of the Company to provide the Executive with at least the Annual Base Salary and/or any other compensation or benefits in accordance with the terms of Section 3 hereof; other than an inadvertent failure which is cured within ten (10) business days following written notice from the Executive specifying in reasonable detail the nature of such failure. Notwithstanding the foregoing, the appointment of an interim Chief Executive Officer during any period of Executive’s disability (which may potentially result in a Permanent Disability) will not be considered “Good Reason” (so long as Executive continues to be compensated pursuant to the terms of this Agreement), until the occurrence of a Permanent Disability as defined in Section 4(a).

          (d) Change in Control. If there occurs a “Change in Control” (as hereinafter defined) during the Employment Period, and the Executive is not offered employment on substantially similar terms by the Company or one of its continuing affiliates immediately thereafter, then, for all purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated by the Company other than for Cause effective as of the date of such Change in Control; provided, however, that the Company shall have no obligations to the Executive under this Section 4 if the Executive is hired or offered employment on substantially similar terms by the purchaser of the stock or assets of the Company or if the Executive’s employment hereunder is continued by the Company. As used herein, a “Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:
     (i) a change in the ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) as in effect on the date hereof;
     (ii) a change in the effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(2) as in effect on the date hereof; or
     (iii) a change in the ownership of all or substantially all of the Company’s assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii) as in effect on the date hereof.
     Notwithstanding anything to the contrary set forth in d(i)(ii) or (iii) hereinabove, no Change of Control shall be deemed to have occurred so long as Berkshire Partners and Weston Presidio continue to own at least 50% of the stock of the Company in the aggregate.
          (f) Date of Termination. The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date or the date on which the termination of the Executive’s employment by the Company, or by the Executive, is effective, as the case may be, including by reason of the expiration of the Employment Period.
     5. Obligations of the Company Upon Termination.
          (a) By the Company Upon Executive’s Death or Permanent Disability If Executive dies during the Employment Period or the Company terminates the Executive’s employment due to the Executive’s Permanent Disability, the Company shall pay Executive or his legal representative:
     (i) The following amounts in a lump sum in cash within 30 days after the Date of Termination:
(A) The Executive’s accrued but unpaid cash compensation (the “Accrued Obligations”), which shall equal the sum of (1) any portion of the Executive’s Annual Base Salary through the Date of Termination that has not yet been paid; (2) any Bonus that the Executive has earned for a prior full calendar year that has ended prior to the Date of Termination but which has not yet been calculated and paid; and (3) any accrued but unpaid vacation pay; and

(B) The Deferred Bonus equal to the sum of (x) the number of calendar years during the Employment Period prior to the Date of Termination multiplied by $350,000, and (y) if the Date of Termination is not December 31st, a pro rated portion of Deferred Bonus for the year in which such termination occurs based on the number of months in such calendar year the Executive was so employed; and
          (ii) Executive shall also be entitled to receive a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b).
          (b) By the Company for Cause. If Executive’s employment is terminated by the Company for “Cause” (as hereinafter defined), then the Executive shall be entitled to only the payment of the Accrued Obligations which shall be paid to Executive in cash in a lump sum within thirty (30) days of the Date of Termination and the Company shall have no further obligations under this Agreement. For purposes of this Agreement, “Cause” shall mean (1) conviction of the Executive by a court of competent jurisdiction of a felony (excluding felonies under the Motor Vehicle Code); (2) any act of intentional fraud in connection with his duties under this Agreement; (3) any act of gross negligence or willful misconduct with respect to the Executive’s duties under this Agreement; and (4) any act of willful disobedience in violation of specific reasonable directions of the Board consistent with the Executive’s duties.
          (c) By the Company for any reason other than Cause or by Executive for Good Reason. If the Executive’s employment is terminated during the Employment Period (i) by the Company other than for Cause, death or Permanent Disability (including by reason of a Change in Control) or (ii) by the Executive for Good Reason, the Company shall pay to the Executive (i) the Accrued Obligations, (ii) the Deferred Bonus (as calculated in accordance with Section 5(a)(i)(B)), (iii) Executive will also be entitled to receive a pro rata Annual Bonus for the year of termination, calculated and paid in accordance with Section 3(b), and (iv) a Severance Payment (the “Severance Payment”), in an amount equal to Executive’s then current Annual Base Salary multiplied by the number of years in the post employment Restriction Period, calculated in accordance with Section 9(d) hereinafter. Notwithstanding anything to the contrary set forth herein, in the event that termination of Executive’s employment pursuant to this Paragraph occurs within 6 months following a Change of Control, the Severance Payment shall equal three (3) years of Base Salary. All amounts payable hereunder (except the Annual Bonus which is payable in accordance with Section 3(b)) shall be payable in cash in a lump sum within thirty (30) days following the Date of Termination.
          (d) By the Executive other than for Good Reason. If during the Employment Period the Executive terminates his employment with the Company other than for Good Reason, the Company shall pay the Accrued Obligations to the Executive in a lump sum in cash within 30 days of the Date of Termination and the Company shall have no further obligations under this Agreement.
          (e) Expiration of the Term. Unless otherwise terminated pursuant to any of the foregoing clauses of this Section 5, the Executive’s employment hereunder will automatically terminate at the expiration of the Employment Period and the Company shall pay to the Executive (i) the Accrued Obligations, (ii) the Annual Bonus and (iii) the Deferred Bonus. All

amounts payable hereunder (except the Annual Bonus which is payable in accordance with Section 3(b)) shall be payable in cash in a lump sum within thirty (30) days following the Date of Termination. Upon expiration of the Employment Period, no Severance Payment will be due and no further Restriction Period shall apply.
          (f) Continuing Rights under Benefits Programs. Notwithstanding anything to the contrary set forth herein, upon termination of employment for any reason other than death, termination by the Company for Cause, or termination by Executive without Good Reason, Executive shall be entitled to receive at the Executive’s expense, continued coverage under the Company’s health insurance policy comparable to the family coverage received by Executive at the Date of Termination, so long as the Company’s Plan at the Date of Termination and thereafter permits coverage of former employees.
     6. Deferral Election. By his execution of this Agreement, the Executive hereby elects to defer the receipt of the Deferred Bonus, if any, to be paid to him pursuant to the provisions of Section 5 above until the Date of Termination. The parties intend for the Deferred Bonus to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     7. Full Settlement. The Company’s obligations to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
     8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any company affiliated with the Company and its respective businesses that the Executive obtains during the Executive’s employment by the Company (whether before, during or after the Employment Period) and that is not public knowledge (other than as a result of the Executive’s violation of this Section 8) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law.
     9. Noncompetition; Nonsolicitation.
          (a) Non-Competition. During the Employment Period, and following termination of the Executive’s employment with the Company and any of its affiliates, during the “Restriction Period” (as hereinafter defined), the Executive shall not directly or indirectly participate in or permit his name directly or indirectly to be used by or become associated with (including as an advisor, representative, agent, promoter, independent contractor, provider of personal services or otherwise) any person, corporation, partnership, firm, association or other enterprise or entity (a “person”) that is, or intends to be, engaged in any business which is in competition with any business of the Company, or any of its subsidiaries or controlled affiliates in any country in which the Company or any of its subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend so to operate, compete or become engaged in such business (a “Competitor”). For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in an over-the-counter market).
          (b) Non-Solicitation. During the Employment Period, and during the Restriction Period following termination of employment, the Executive shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person that during the three-year period preceding such termination of the Executive’s employment with the Company is or was engaged in a business relationship with the Company, any of its subsidiaries or controlled affiliates to terminate its relationship with the Company or any of its subsidiaries or controlled affiliates or to engage in a business relationship with a Competitor.
          (c) No Hire. During the Employment Period, and during the Restriction Period following termination of employment, the Executive will not, except with the prior written consent of the Company, directly or indirectly, induce any employee of the Company, or any of its subsidiaries or controlled affiliates to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person (including employment as an independent contractor) who is or was employed by the Company or any of its respective subsidiaries or controlled affiliates unless such person shall have ceased to be employed by such entity for a period of at least twelve months. For purposes of this Section 9(c), “employment” shall be deemed to include rendering services as an independent contractor and “employees” shall be deemed to include independent contractors.
          (d) Restriction Period. The term “Restriction Period” as used herein, shall mean the following periods:
     (i) In the event the Employment Period is terminated by the Company prior to the expiration of the Term (except as provided in Section 9(d)(iii) hereinafter) other than (1) for Cause or (2) due to Executive’s death or Permanent Disability, the Company shall elect, in its sole and absolute discretion, to limit the Restriction Period following termination to a one, two or three-year period (but no event less than one year), and the Company shall pay Executive severance pay for each year of the elected Restriction Period. If no Restriction Period election is made, the Company shall be deemed to have elected a three-year Restriction Period. The Severance Payment shall be payable in a lump sum thirty (30) days following the Date of Termination.
     (ii) In the event Executive is terminated by the Company for Cause, or if Executive resigns without Good Reason, then the Restriction Period shall be three years following termination of employment and no Severance Payment shall be payable to Executive.

     (iii) Notwithstanding anything to the contrary set forth herein, in the event Executive’s employment is terminated by the Company following a Change of Control, or by Executive for Good Reason following a Change of Control, the Restriction Period shall be three years following the Change of Control and the Company shall pay Executive the Severance Payment for the three year Restriction Period in cash in a lump sum thirty (30) days following the Date of Termination.
          (e) Return of Confidential Information. Promptly following the Executive’s termination of employment, including due to expiration of the Employment Period, the Executive shall return to the Company all property of the Company and its respective subsidiaries and affiliates, and all copies thereof, in the Executive’s possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.
          (f) Injunctive Relief. The Executive acknowledges and agrees that the Restriction Period and the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to non-competition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and controlled affiliates, and the territories covered thereby, are fair and reasonable and the result of negotiation. The Executive further acknowledges and agrees that the covenants and obligations of the Executive in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation and confidentiality and with respect to the property of the Company and its subsidiaries and controlled affiliates, and the territories covered thereby, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company and its subsidiaries and affiliates irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. If, at the time of enforcement of Section 8 and/or this Section 9, a court holds that any of the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, and/or geographical area legally permissible under such circumstances will be substituted for the period, scope and/or area stated herein.
     10. Successors.
          (a) This Agreement is personal to the Executive and shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs and successors.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     11. Miscellaneous.
          (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.
          (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by overnight courier or by registered or certified mail, return receipt requested, postage prepaid, or by facsimile (with receipt confirmation), addressed as follows:

If to the Executive:	Gerald C. Rittenberg
18 Carey Drive
Bedford, NY 10506
Fax no. (914) 234-2791

If to the Company:	Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, NY 10523
Attention: Corporate Secretary
Fax no.: (914) 345-2056
or to such other address as either party furnishes to the other in writing in accordance with this Section 11(b). Notices and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations. In addition, the obligations of the Company under this Agreement shall be conditional on compliance with this Section 11(d), and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Executive.
          (e) Any party’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
          (f) The Executive acknowledges that this Agreement, together with the Exhibits hereto (and the other agreements referred to herein and therein), supersedes all other agreements and understandings, both written and oral, between the Executive and the Company with respect to the subject matter hereof, including, without limitation, the Prior Employment Agreement.

          (g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

AMSCAN HOLDINGS, INC.
By:	/s/ Michael A. Correale
	Name:	Michael A. Correale
	Title:	Vice President

/s/ Gerald C. Rittenberg
GERALD C. RITTENBERG